UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )

BankUnited, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

06652K103

(CUSIP Number)

December 31, 2011

(Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G	Page 1 of 17

CUSIP No. 06652K103

1	NAMES OF REPORTING PERSONS DBD Cayman Holdings, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 7,568,158
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 7,568,158
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,568,158
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.7%
12	TYPE OF REPORTING PERSON OO (Cayman Islands Exempt Company)

SCHEDULE 13G	Page 2 of 17

CUSIP No. 06652K103

1	NAMES OF REPORTING PERSONS DBD Cayman, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 7,568,158
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 7,568,158
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,568,158
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.7%
12	TYPE OF REPORTING PERSON OO (Cayman Islands Exempt Company)

SCHEDULE 13G	Page 3 of 17

CUSIP No. 06652K103

1	NAMES OF REPORTING PERSONS TCG Holdings Cayman II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 7,568,158
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 7,568,158
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,568,158
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.7%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 4 of 17

CUSIP No. 06652K103

1	NAMES OF REPORTING PERSONS TC Group Cayman Investment Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 7,568,158
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 7,568,158
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,568,158
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.7%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 5 of 17

CUSIP No. 06652K103

1	NAMES OF REPORTING PERSONS Carlyle Financial Services, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,152,974
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,152,974
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,152,974
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.3%
12	TYPE OF REPORTING PERSON OO (Cayman Islands Exempt Company)

SCHEDULE 13G	Page 6 of 17

CUSIP No. 06652K103

1	NAMES OF REPORTING PERSONS TCG Financial Services, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,152,974
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,152,974
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,152,974
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.3%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 7 of 17

CUSIP No. 06652K103

1	NAMES OF REPORTING PERSONS Carlyle Financial Services BU, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,152,974
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,152,974
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,152,974
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.3%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 8 of 17

CUSIP No. 06652K103

1	NAMES OF REPORTING PERSONS TC Group CSP II, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,415,184
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,415,184
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,415,184
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 9 of 17

CUSIP No. 06652K103

1	NAMES OF REPORTING PERSONS CSP II General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,415,184
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,415,184
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,415,184
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 10 of 17

CUSIP No. 06652K103

1	NAMES OF REPORTING PERSONS Carlyle Strategic Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,367,645
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,367,645
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,367,645
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 11 of 17

CUSIP No. 06652K103

1	NAMES OF REPORTING PERSONS CSP II Coinvestment, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 47,539
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 47,539
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 47,539
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 12 of 17

ITEM 1.	(a)	Name of Issuer:

BankUnited, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

14817 Oak Lane Miami Lakes, FL 33016

ITEM 2.	(a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

DBD Cayman Holdings, Ltd.

DBD Cayman, Ltd.

TCG Holdings Cayman II, L.P.

TC Group Cayman Investment Holdings, L.P.

Carlyle Financial Services, Ltd.

TCG Financial Services, L.P.

Carlyle Financial Services BU, L.P.

TC Group CSP II, L.L.C.

CSP II General Partner, LP

Carlyle Strategic Partners II, L.P.

CSP II Coinvestment, L.P.

	(b)	Address or Principal Business Office:

The address for each of Carlyle Financial Services BU, L.P., TC Group CSP II, L.L.C., CSP II General Partner, LP, Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

The address for each of DBD Cayman Holdings, Ltd., DBD Cayman, Ltd., TCG Holdings Cayman II, L.P., TC Group Cayman Investment Holdings, L.P., Carlyle Financial Services, Ltd. and TCG Financial Services, L.P. is c/o Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9001, Cayman Islands

	(c)	Citizenship of each Reporting Person is:

Each of Carlyle Financial Services BU, L.P., TC Group CSP II, L.L.C., CSP II General Partner, LP, Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. is organized in the state of Delaware.

Each of DBD Cayman Holdings, Ltd., DBD Cayman, Ltd., TCG Holdings Cayman II, L.P., TC Group Cayman Investment Holdings, L.P., Carlyle Financial Services, Ltd. and TCG Financial Services, L.P. is organized in the Cayman Islands.

	(d)	Title of Class of Securities:

Common stock, par value $0.01 per share (“Common Stock”).

	(e)	CUSIP Number:

06652K103

ITEM 3.

Not applicable.

SCHEDULE 13G	Page 13 of 17

ITEM 4.	Ownership

Ownership (a-c)

The ownership information presented below represents beneficial ownership of common stock of the Issuer as of December 31, 2011, based upon 97,700,829 shares of Common Stock outstanding as of December 31, 2011.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
DBD Cayman Holdings, Ltd.	7,568,158	7.7%	0	7,568,158	0	7,568,158
DBD Cayman, Ltd.	7,568,158	7.7%	0	7,568,158	0	7,568,158
TCG Holdings Cayman II, L.P.	7,568,158	7.7%	0	7,568,158	0	7,568,158
TC Group Cayman Investment Holdings, L.P.	7,568,158	7.7%	0	7,568,158	0	7,568,158
Carlyle Financial Services, Ltd.	6,152,974	6.3%	0	6,152,974	0	6,152,974
TCG Financial Services, L.P.	6,152,974	6.3%	0	6,152,974	0	6,152,974
Carlyle Financial Services BU, L.P.	6,152,974	6.3%	0	6,152,974	0	6,152,974
TC Group CSP II, L.L.C.	1,415,184	1.4%	0	1,415,184	0	1,415,184
CSP II General Partner, L.P.	1,415,184	1.4%	0	1,415,184	0	1,415,184
Carlyle Strategic Partners II, L.P.	1,367,645	1.4%	0	1,367,645	0	1,367,645
CSP II Coinvestment, L.P.	47,539	0.0%	0	47,539	0	47,539

Carlyle Financial Services BU, L.P. (“Carlyle BU”), Carlyle Strategic Partners II, L.P. (“Strategic”) and CSP II Coinvestment, L.P. (“Coinvestment”) are the record holders of 6,152,974, 1,367,645 and 47,539 shares of Common Stock, respectively. TCG Financial Services, L.P. is the general partner of Carlyle BU. Carlyle Financial Services, Ltd. is the general partner of TCG Financial Services, L.P. CSP II General Partner, LP is the general partner of Strategic and Coinvestment. TC Group CSP II, LLC is the general partner of CSP II General Partner, LP. TC Group Cayman Investment Holdings, L.P. is the sole shareholder of Carlyle Financial Services, Ltd. and the managing member of TC Group CSP II, LLC. TCG Holdings Cayman II, L.P. is the general partner of TC Group Cayman Investment Holdings, L.P. DBD Cayman, Ltd. is the general partner of TCG Holdings Cayman II, L.P. DBD Cayman Holdings, Ltd. is the sole shareholder of DBD Cayman, Ltd.

DBD Cayman Holdings, Ltd. is controlled by its ordinary members, and all action relating to the voting or disposition of the Common Stock owned by Carlyle BU, Strategic and Coinvestment requires the approval of a majority of the ordinary members. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein are the ordinary members of DBD Cayman Holdings, Ltd. and, in such capacity, may be deemed to share beneficial ownership of Shares beneficially owned by DBD Cayman Holdings, Ltd. Such individuals expressly disclaim any such beneficial ownership.

ITEM 5.	Ownership of Five Percent or Less of a Class

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable

ITEM 8.	Identification and Classification of Members of the Group

Not applicable.

ITEM 9.	Notice of Dissolution of Group

Not applicable.

ITEM 10.	Certification

Not applicable.

SCHEDULE 13G	Page 14 of 17

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2012

DBD Cayman Holdings, Ltd.

by:	/s/ Ann Siebecker, attorney-in-fact
Name:	David M. Rubenstein
Title:	Ordinary Member

DBD Cayman, Ltd.
by: DBD Cayman Holdings, Ltd., its sole shareholder

by:	/s/ Ann Siebecker, attorney-in-fact
Name:	David M. Rubenstein
Title:	Ordinary Member

TCG Holdings Cayman II, L.P.
by: DBD Cayman, Ltd., its general partner
by: DBD Cayman Holdings, Ltd., its sole shareholder

by:	/s/ Ann Siebecker, attorney-in-fact
Name:	David M. Rubenstein
Title:	Ordinary Member

TC Group Cayman Investment Holdings, L.P.
by: TCG Holdings Cayman II, L.P., its general partner
by: DBD Cayman, Ltd., its general partner
by: DBD Cayman Holdings, Ltd., its sole shareholder

by:	/s/ Ann Siebecker, attorney-in-fact
Name:	David M. Rubenstein
Title:	Ordinary Member

SCHEDULE 13G	Page 15 of 17

Carlyle Financial Services, Ltd.
by: TC Group Cayman Investment Holdings, L.P., its sole shareholder by: TCG Holdings Cayman II, L.P., its general partner
by: DBD Cayman, Ltd., its general partner
by: DBD Cayman Holdings, Ltd., its sole shareholder

by:	/s/ Ann Siebecker, attorney-in-fact
Name:	David M. Rubenstein
Title:	Ordinary Member

TCG Financial Services, L.P.
by: Carlyle Financial Services, Ltd., its general partner
by: TC Group Cayman Investment Holdings, L.P., its sole shareholder by: TCG Holdings Cayman II, L.P., its general partner
by: DBD Cayman, Ltd., its general partner
by: DBD Cayman Holdings, Ltd., its sole shareholder

by:	/s/ Ann Siebecker, attorney-in-fact
Name:	David M. Rubenstein
Title:	Ordinary Member

Carlyle Financial Services BU, L.P.
by: TCG Financial Services, L.P., its general partner
by: Carlyle Financial Services, Ltd., its general partner
by: TC Group Cayman Investment Holdings, L.P., its sole shareholder by: TCG Holdings Cayman II, L.P., its general partner
by: DBD Cayman, Ltd., its general partner
by: DBD Cayman Holdings, Ltd., its sole shareholder

by:	/s/ Ann Siebecker, attorney-in-fact
Name:	David M. Rubenstein
Title:	Ordinary Member

SCHEDULE 13G	Page 16 of 17

TC Group CSP II, L.L.C.
by: TC Group Cayman Investment Holdings, L.P., its managing member by: TCG Holdings Cayman II, L.P., its general partner
by: DBD Cayman, Ltd., its general partner
by: DBD Cayman Holdings, Ltd., its sole shareholder

by:	/s/ Ann Siebecker, attorney-in-fact
Name:	David M. Rubenstein
Title:	Ordinary Member

CSP II General Partner, L.P.
by: TC Group CSP II, L.L.C., its general partner
by: TC Group Cayman Investment Holdings, L.P., its managing member by: TCG Holdings Cayman II, L.P., its general partner
by: DBD Cayman, Ltd., its general partner
by: DBD Cayman Holdings, Ltd., its sole shareholder

by:	/s/ Ann Siebecker, attorney-in-fact
Name:	David M. Rubenstein
Title:	Ordinary Member

Carlyle Strategic Partners II, L.P.
by: CSP II General Partner, L.P., its general partner
by: TC Group CSP II, L.L.C., its general partner
by: TC Group Cayman Investment Holdings, L.P., its managing member by: TCG Holdings Cayman II, L.P., its general partner
by: DBD Cayman, Ltd., its general partner
by: DBD Cayman Holdings, Ltd., its sole shareholder

by:	/s/ Ann Siebecker, attorney-in-fact
Name:	David M. Rubenstein
Title:	Ordinary Member

SCHEDULE 13G	Page 17 of 17

CSP II Coinvestment, L.P.
by: CSP II General Partner, L.P., its general partner
by: TC Group CSP II, L.L.C., its general partner
by: TC Group Cayman Investment Holdings, L.P., its managing member by: TCG Holdings Cayman II, L.P., its general partner
by: DBD Cayman, Ltd., its general partner
by: DBD Cayman Holdings, Ltd., its sole shareholder

by:	/s/ Ann Siebecker, attorney-in-fact
Name:	David M. Rubenstein
Title:	Ordinary Member

LIST OF EXHIBITS

Exhibit No.	Description

24	Power of Attorney

99	Joint Filing Agreement